Issuer Name: Craft Brew Alliance. Inc.	EXHIBIT 99.3
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

Rule 10b5-1 Sales Plan and Client Representations

I, Robert P. Widmer, as of the date below, establish this Sales Plan (“Plan”) in order to sell shares of the common stock (“Shares”) of Craft Brew Alliance, Inc. (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  I request that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:

1.             Sales Instructions for Sales/Exercises Starting on April 19, 2012 and ending on December 31, 2012,

1.1           For securities other than employee stock options, you are authorized to execute the transactions indicated by the checked box below:

☐
Sell __________ [number] of Shares every_________ [insert time period day, week, month, quarter, day/date of month, etc.)], provided the price per share is at or above $__________ [dollar amount] on the principal exchange or market on which the Shares are traded (“Exchange”).

☒	Sell Shares pursuant to the following table:

Start Date	End Date	Share Quantity	Sale Price “Limit”or “Market”
4/19/2012	12/31/2012	10,000	$7.00
4/19/2012	12/31/2012	10,000	$8.00
4/19/2012	12/31/2012	10,000	$9.00
4/19/2012	12/31/2012	20,000	$10.00
	Total	50,000

☐	Implement Carryforward provision. (Optional)

Under this provision, any Shares not sold as specified above because the parameters (e.g., specified sale price) under the Plan were not met, will carry forward to future _______ [time periods] until sold.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

2.            Execution, Average Pricing and Pro Rata Allocation of Sales

I agree and acknowledge that:

2.1           If my order to sell Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, my order shall be handled as “not held”.  A “not held” or “working order” permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.  This provision shall only apply to orders handled by a Merrill Lynch trading desk.

2.2           Merrill Lynch may execute my order:  (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate my order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller.

2.3           When orders are aggregated, Merrill Lynch shall allocate the proceeds of shares sold pro rata among the sellers, based on the ratio of (x) the shares to be sold and (y) the sum of the proceeds of all shares sold, and Merrill Lynch will provide each seller an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for sales.

3.            Stock Splits/Reincorporation/Reorganizations

3.1           In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be sold will be adjusted proportionately.

3.2           In the event of a stock dividend or spin-off, the quantity and price at which the Shares are to be sold will be adjusted as instructed by the Issuer. Any adjustment shall only become effective upon receipt by Merrill Lynch of written notice from Issuer as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity and price at which Shares are to be sold.

3.3           In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares of the Issuer for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

4.            Account Credit

In the event any scheduled sale of Shares or exercise of stock options and sale of the underlying Shares is not executed as provided for in Section 1 (or Section 7, if applicable) of the Plan, upon Merrill Lynch’s knowledge of such event, Merrill Lynch shall exercise stock options (if applicable) and sell Shares that should have been sold as soon as reasonably practicable, and will credit my account as if such sale had been executed as instructed in Section 1 (or Section 7, if applicable).

5.            Compliance with Rule 144 and Rule 145

5.1           I understand and agree that if I am an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

5.2           I authorize Merrill Lynch to complete and file on my behalf any Forms 144 (pre-signed by me) necessary to affect sales under the Plan.

5.3           If appropriate, I understand and agree that, upon my prompt signature and delivery to Merrill Lynch of Form 144, Merrill Lynch will either:  (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan or (b) file Form 144 for each sale made in connection with the Plan.

5.4           A Form 144 shall be filed for all applicable sales pursuant to this Plan and shall indicate that the sales are made pursuant to this Plan.

5.5           Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

5.6           I agree not to take any action or to cause any other person or entity to take any action that would require me to aggregate sales of Shares pursuant to Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

6.            Representations, Warranties and Covenants

In consideration of Merrill Lynch accepting orders to sell securities under this Plan, I make the following representations, warranties and covenants:

6.1           I have established the Plan in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when I was not aware of material nonpublic information about the Shares or the Issuer.

6.2           I have consulted with legal counsel and other advisors in connection with my decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1.  I have not received or relied on any representations by Merrill Lynch regarding the Plan’s compliance with Rule 10b5-1.  Merrill Lynch does not provide legal or tax advice.

6.3           I have provided, or caused the Issuer to provide, Merrill Lynch with a certificate completed by the Issuer, substantially in the form of Annex A hereto (“Issuer Certificate”).

6.4           I own all Shares that are subject to the Plan free and clear of liens or encumbrances of any kind, and/or I will own all such Shares free and clear of liens or encumbrances of any kind at the time of their Sale as provided for in this Plan.  I will own any Shares acquired under employee stock options exercised pursuant to the Plan free and clear of liens or encumbrances, except for any liens or encumbrances in favor of Merrill Lynch.  There are no restrictions imposed on me, the Shares or the Issuer that would prevent Merrill Lynch or me from complying with the Plan.

6.5           While the Plan is in effect, except as provided in the Plan, I will not engage in offsetting or hedging transactions in violation of Rule10b5-1; and I will notify Merrill Lynch in advance of any sales or purchases of, or derivative transactions on, any of the Issuer’s securities initiated by me.

6.6           While the Plan is in effect, I will not disclose to any employee of Merrill Lynch, including my Private Wealth Advisor or Financial Advisor, any material nonpublic information concerning the Shares or the Issuer.

6.7           While the Plan is in effect, I will not attempt to exercise any influence over how, when or whether to effect sales of Shares.

6.8           The Plan does not violate the Issuer’s insider trading policies.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

6.9
I agree to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including under Rule 144, Section 13 and Section 16 of the Exchange Act, and any other filings necessary.

6.10	As to delivery requirements:

1.
For securities other than stock options, prior to the date of execution of any sales specified under the Plan, I agree to have delivered into the custody of Merrill Lynch the total amount of the Shares that may be sold pursuant to the Plan, together with all transfer documents and other authorizations required for Merrill Lynch to effect settlement of sales of such Shares on my behalf.

2.
For employee stock options, the number of options granted to me by the Issuer that are vested, exercisable and registered is equal to or greater than the number of options to be exercised and the underlying Shares to be sold under the Plan.  I agree to provide to Merrill Lynch all necessary documentation, properly executed, to affect the timely exercise of the stock options and the subsequent sale and settlement of the Shares.

3.	I agree that Merrill Lynch’s obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

6.11	Representation about status as an “affiliate,” as defined in Rule 144 (check one):

☐	I am an affiliate of the Company.

☒	I am not an affiliate of the Company.

6.12	I agree to inform Merrill Lynch as soon as possible of any of the following:

1.
any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Merrill Lynch or me from complying with the Plan, and

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

2.	the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 7 or Section 8 of the Plan, respectively.

3.	if I become an “affiliate” as defined under Rule 144, after I have represented in 6.11 above that I am not an affiliate of the company.

7.           Suspension

7.1           Sales pursuant to Section 1 above shall be suspended where:

1.	trading of the Shares on the Exchange is suspended for any reason;

2.	there is insufficient demand for any or all of the Shares at or above the specified price (e.g., the specified price met but all Shares could not be sold at or above the specified price);

3.	Merrill Lynch, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot affect a sale of Shares;

4.
Merrill Lynch is notified in writing by the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to me (including without limitation, Regulation M);

5.
Merrill Lynch is notified in writing by the Issuer that (i) in the case of Shares being sold pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired or is otherwise unavailable; or (ii) a public announcement of a public offering of securities by the Issuer has been made.

7.2           Merrill Lynch will resume sales in accordance with the Plan as promptly as practicable after (a) Merrill Lynch receives notice in writing from the Issuer that it may resume sales in accordance with Section 1 of the Plan in the case of the occurrence of an Event described in 7.1.4 or 7.1.5 above; or (b) Merrill Lynch determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an Event described in 7.1.1, 7.1.2 or 7.1.3 above.

7.3           Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under this Section will be carried forward to be sold with the next amount of shares to be sold in accordance with Section 1 of the Plan.  In the event Section 1 of the Plan provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with Section 1 of the Plan.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

7.4           Merrill Lynch is released from all liability in connection with any suspension of sales, including, but not limited to, liability for the expiration of stock options or loss of market value.

8.            Termination

The Plan shall terminate on the earliest to occur of the following:

8.1           the termination date listed above;

8.2           the completion of all sales contemplated in Section 1 of the Plan;

8.3           my or Merrill Lynch’s reasonable determination that:  (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws;  (b) I have not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) I have made misstatements in my representations or warranties in Section 6, above;

8.4            receipt by Merrill Lynch of written notice from the Issuer or me of:  (a) the filing of a bankruptcy petition by the Issuer; (b) the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

8.5           receipt by Merrill Lynch of written notice of my death or legal incapacity;

8.6           receipt by Merrill Lynch of written notice of termination from me.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

9.             Indemnification

9.1           I agree to indemnify and hold harmless Merrill Lynch and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Merrill Lynch’s actions taken in compliance with the Plan, any breach by me of the Plan, or any violation by me of applicable federal or state laws or regulations.  This indemnification shall survive termination of the Plan.

9.2           Merrill Lynch agrees to indemnify and hold me harmless from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, arising out of or attributable to Merrill Lynch’s gross negligence or willful misconduct in connection with the Plan.

10.           Modification and Amendment

The Plan, including the Sales Instruction, may be modified or amended only upon (a) the written agreement of me and Merrill Lynch; (b) the receipt by Merrill Lynch of written confirmation signed by me to the effect that the representations, warranties and covenants contained in Section 6 above, are true as of the date of such written confirmation; and (c) the receipt by Merrill Lynch of a new Issuer Certificate or written confirmation signed by the Issuer that the representations, warranties and covenants contained in the original Issuer Certificate are true as of the date of such written confirmation.

11.           Counterparts

The Plan may be signed in counterparts, each of which will be an original.

12.           Entire Agreement

The Plan, including the representations, warranties and covenants in Section 6, constitutes the entire agreement between me and Merrill Lynch regarding the Plan and supersedes any prior agreements or understandings regarding the Plan.  All transactions under this Plan will be subject to the terms and conditions of my Merrill Lynch Account Agreement.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

13.           Notices

All notices given by the parties under the Plan will be as follows:

If to Merrill Lynch:
Dean Woolworth and Manager Travis Barsotti
Merrill Lynch, Pierce, Fenner & Smith Incorporated
404 Kruseway Plaza, Suite 100
Lake Oswego, OR 97035
Phone #503-699-7231
Fax # 503-468-3010
Email: dean.woolworth@ml.com

and

U.S. Trust, Bank of America Private Wealth Management
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4380 SW Macadam Avenue
Suite 450
Portland, OR 97239
Attention:  Tami M. Olsen
Phone # 503-294-5553
Fax # 503-228-1724
Email: tami.m.olsen@ustrust.com

If to me:
Client address on file

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

14.           Officer & Director Equity Service

If the seller is subject to the reporting requirements of Section 16 of the Exchange Act, complete the following to have transaction information for open market transactions under the Plan forwarded to a designated third party.

14.1           I authorize Merrill Lynch to transmit transaction information via facsimile and/or email regarding open market transactions under the Plan to:

Name: Ed Smith	Name : Joe O’Brien
Title: Director of External Reporting and Investor Relations	Title: Chief Accounting Officer, Corporate Controller
Organization : Craft Brew Alliance, Inc.	Organization: Craft Brew Alliance, Inc.
Fax: (503) 331-7264	Fax: (503) 331-7264
Tel: (503) 972-7884	Tel: (503) 331-7232
e-mail: ed.smith@craftbrew.com	e-mail: joe.obrien@craftbrew.com

14.2           I understand that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

14.3           I acknowledge that Merrill Lynch (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

14.4           If any of the above contact information changes, or I would like to terminate this authorization, I will promptly notify Merrill Lynch in writing.  I further authorize Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to my designated representative(s) listed above.

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

15.           Governing Law

This Plan will be governed by and construed in accordance with the laws of the State of New York.

By:	/s/ Kurt R. Widmer
Name:	Robert P. Widmer

Date:	March 20, 2012

Acknowledged and Agreed this 20th day of
March, 2012:
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:	/s/ Travis Barsotti
Name:	Travis Barsotti
Title:	Resident Director

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

Annex A – Issuer Certificate

This Annex A may not be amended except in accordance with the Plan.

1.           Craft Brew Alliance, Inc. (the “Issuer”) certifies that it has approved, and retained a copy of, the Sales Plan dated March 20, 2012 (the “Plan”) between Robert P. Widmer (“Seller”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) relating to the common stock of the Issuer (the “Shares”).

2.           The Plan is consistent with Issuer’s insider trading policies, and, to the best of Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller as of the date of this representation that would prohibit Seller from entering into the Plan or affecting any sale of Shares pursuant to the Plan.

3.           While the Plan is effective, Issuer agrees to provide notice as soon as practicable to Merrill Lynch in the event of:

a.	the selling of the Shares pursuant to a registration statement or the termination, expiration, suspension or unavailability of the registration statement;

b.	a public announcement of a public offering of securities by the Issuer;

c.
a legal, regulatory or contractual restriction applicable to Seller or Seller’s affiliates, including without limitation, under Regulation M, that would prohibit any sale pursuant to the Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities) (the notice merely stating that a restriction applies to Seller without specifying the reasons for the restriction);

d.	the filing of a bankruptcy petition by the Issuer;

e.
the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or

f.	the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).

Issuer Name: Craft Brew Alliance. Inc.
Client Name: Robert P. Widmer
Symbol: HOOK (BREW beginning March 22, 2012)
Start Date: April 19, 2012
End Date: December 31, 2012

The notice shall be provided by facsimile to Dean Woolworth, Merrill Lynch, at fax. no. 503-468-3010 and shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller.  In any event, the Issuer shall not communicate any material nonpublic information about Issuer or its securities to Merrill Lynch with respect to the Plan.

4.           To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Plan, and in acknowledgment of Merrill Lynch’s agreement in Section 5 of the Plan that sales of Shares under the Plan will be effected in compliance with Rule 144, the Issuer agrees that it will, immediately upon Seller’s directing delivery of Shares into an account at Merrill Lynch in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of Shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

5.           If the Plan covers options, Issuer acknowledges that Seller has authorized Merrill Lynch to serve as Seller’s agent and attorney-in-fact to exercise certain stock options to purchase the Shares from time to time pursuant to the Plan.  Issuer agrees to accept, acknowledge and affect the exercise of such stock options by Merrill Lynch and the delivery of the underlying Shares to Merrill Lynch, free of any legend or statement restricting their transferability to a buyer.  By signing below and upon delivery of funds representing the exercise price (plus any applicable taxes), the Issuer, for itself and its agents, acknowledges:  (1) the security interest of Merrill Lynch in the underlying Shares and (2) that prior to delivery to Merrill Lynch, the Issuer holds the underlying Shares as bailee for Merrill Lynch.

Dated:	March 20, 2012

By:	/s/ Edwin A. Smith
Edwin A. Smith
Director of External Reporting and Investor Relations